Exhibit 99.2

Athenex Announces Receipt of Positive Nasdaq Listing Determination

Nasdaq Hearing Panel grants continued listing of Athenex and extension to regain compliance with the minimum bid price requirement

Buffalo, N.Y., November 3, 2022 (GLOBE NEWSWIRE) – Athenex, Inc., (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, today announced that a Nasdaq Hearings Panel has granted the company’s request for continued listing on The Nasdaq Stock Market, subject to the Company’s satisfaction of the minimum $1.00 bid price requirement by March 14, 2023.

To evidence compliance with the minimum bid price requirement, the Company’s common stock must close at or above $1.00 per share for a minimum of 10 (but generally not more than 20) consecutive business days by March 14, 2023.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical-stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation cell therapy drugs for the treatment of cancer. In pursuit of this mission, Athenex leverages years of experience in research and development, clinical trials, regulatory standards, and manufacturing. The Company’s current clinical pipeline is derived mainly from the following core technologies: (1) Cell therapy, based on NKT cells and (2) Orascovery, based on a P-glycoprotein inhibitor. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active, accessible, and tolerable treatments. For more information, please visit www.athenex.com.

Athenex Contacts

Daniel Lang, MD

Athenex, Inc.

Email: danlang@athenex.com